Exhibit 23.1

Consent of Independent Certified Public Accountants

We consent to the inclusion in this Current Report on Form 8-K of Internet Patents Corporation to be filed on or about June 8, 2015 of our report dated January 27, 2015, with respect to the consolidated financial statements of Prism Technologies and Subsidiaries for the years ended December 31, 2014 and 2013.

/s/ Lutz and Company, P.C.

Omaha, Nebraska June 5, 2015